Exhibit 10.15

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of October 28, 2014 (the “Effective Date”), by and between Maidu Investments, LLC, a California limited liability company (“Landlord”), and MyECheck Inc., a Delaware corporation (“Tenant”).

RECITALS

A.             Landlord and Tenant are parties to that certain Standard Lease Agreement dated June 13, 2014 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately Three Thousand One Hundred and Twenty-Five (3,125) rentable square feet (the “Original Premises”) described as Suite No.140 on the first floor of the building commonly known as College Point Business Center located at 2600 East Bidwell Street, Folsom, California (the “Building”).

B.             Tenant has requested that additional space containing approximately Three Thousand Five Hundred and Twenty-Eight (3,528) rentable square feet described as Suite No. 190 of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1.             Definitions. All terms not defined herein shall have the meanings given to them in the Lease. From and after the Effective Date, all references to “Lease” in the Lease shall mean the Lease and this Amendment.

2.             Expansion/Contraction.

(a)             Effective as of the Expansion Space Commencement Date (as defined below), the size of the Premises shall be increased from Three Thousand One Hundred and Twenty-Five (3,125) rentable square feet to a total of Six Thousand Six Hundred and Fifty-Three (6,653) rentable square feet in the Building, and the Original Premises and the Expansion Space, collectively, shall be deemed to be the Premises. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

(b)             Effective as of the Original Premises Expiration Date (as defined below), the Premises shall be reduced from Six Thousand Six Hundred and Fifty-Three (6,653) rentable square feet to Three Thousand Five Hundred and Twenty-Eight (3,528) rentable square feet in the Building, and only the Expansion Space shall be deemed to be the Premises. Upon the Original Premises Expiration Date, Tenant shall surrender the Original Premises as provided in the Lease.

1

3.             Expansion Space Term.

(a)             The term for the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Space Commencement Date, as hereafter defined (the “Expansion Space Commencement Date”) and end forty-two (42) full calendar therefrom (the “Expansion Space Expiration Date”). The first lease year of the Expansion Space Term shall include any partial month at the beginning of such term. The Expansion Space Commencement Date shall be the date upon which the Landlord’s Work (as defined in the Work Letter attached as Exhibit B hereto) in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord’s Work in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Space Commencement Date, the date of substantial completion shall be deemed to be the day that said Landlord’s Work would have been substantially completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord’s Work, including, without limitation, the following:

(i)             Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

(ii)             Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

(iii)             Changes requested or made by Tenant to previously approved plans and specifications;

(iv)             The performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord’s Work; or

(v)             If the performance of any portion of the Landlord’s Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord’s Work has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Expansion Space.

(b)             The parties acknowledge that the term for the Original Premises will expire on January 31, 2018 (the “Original Premises Expiration Date”) and that such term will not be coterminous with the Expansion Space Term. From and after the Effective Date, all references to “Term” in the Lease shall mean the term for the Original Premises and the Expansion Space Term.

2

4.             Base Rent.

(a)             Original Premises Base Rent. The Base Rent payable with respect to the Original Premises is hereby confirmed to be as follows:

Dates	Annual Rate Per Square Foot	Monthly Base Rent
July 8, 2014 – Nov. 30, 2014	$0.00	$0.00
Dec. 1, 2014 – July 31, 2015	$1.75	$5,469.00
Aug. 1, 2015 – July 31, 2016	$1.80	$5,625.00
Aug. 1, 2016 – July 31, 2017	$1.85	$5,781.00
Aug. 1, 2017 – Nov. 30, 2017	$1.90	$5,938.00
Dec. 1, 2017 – Jan. 31, 2018	$0.00	$0.00

(b)             Expansion Space Base Rent. As of the Expansion Space Commencement Date, the Base Rent payable with respect to the Expansion Space shall be the following:

Months of Expansion Space Term	Annual Rate Per Square Foot	Monthly Base Rent
1-6	$0.99	$3,492.72
7-18	$1.85	$6,526.80
19-30	$1.90	$6,703.20
31-42	$1.95	$6,879.60

(c)             Payment of Base Rent. All Base Rent, whether payable with respect to the Original Premises or the Expansion Space, shall be paid as and when required under the Lease. Notwithstanding the foregoing, on the Effective Date, Tenant shall pay Landlord $3,492.72 as pre-paid rent to be applied to the Base Rent first coming due with respect to the Expansion Space.

5.             Additional Security Deposit. Upon the Effective Date, Tenant shall pay Landlord the sum of Twenty Thousand and No/100 Dollars ($20,000.00) (the “Additional Security Deposit”) in order to increase the Security Deposit to Fifty-Two Thousand Eight Hundred Twelve and 50/100ths Dollars ($52,812.50) as security for payment of Rent and the performance of the other terms and conditions of the Lease. Provided Tenant is not in default under the Lease through the fifteenth (15th) full calendar month after the commencement of the Expansion Space Term, Landlord will return fifty percent (50%) of the Additional Security Deposit to Tenant.

6.             Operating Expenses. Tenant shall pay Tenant’s Proportionate Share of increases in Operating Expenses with respect to the Premises as and when provided in the Lease; provided, however, when calculating Operating Expenses, (a) the Base Year for the computation of Tenant’s Proportionate Share of increases in Operating Expenses applicable to the Expansion Space shall be 2015, and (b) the Base Year for the computation of Tenant’s Proportionate Share of increases in Operating Expenses applicable to the Original Premises shall be 2014.

3

7.             Tenant’s Proportionate Share. From and after the Effective Date, Tenant’s Proportionate Share shall be calculated as follows:

(a)             For the period prior to the Expansion Space Commencement Date, Tenant’s Proportionate Share shall be 8.17%.

(b)             For the period commencing on the Expansion Space Commencement Date and ending on the Original Premises Expiration Date, Tenant’s Proportionate Share shall be 17.39%.

(c)             For the period commencing on the day after the Original Premises Expiration Date and ending on the Expansion Space Expiration Date, Tenant’s Proportionate Share shall be 9.22%.

8.             Parking. Tenant’s shall have the non-exclusive right to use the following number of parking stalls in the Project as follows:

(a)             For the period prior to the Expansion Space Commencement Date, Tenant shall have the right to use 13 parking stalls.

(b)             For the period commencing on the Expansion Space Commencement Date and ending on the Original Premises Expiration Date, Tenant shall have the right to use 26 parking stalls.

(c)             For the period commencing on the day after the Original Premises Expiration Date and ending on the Expansion Space Expiration Date, Tenant shall have the right to use 14 parking stalls.

9.             Improvements to Expansion Space.

(a)             Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

(b)             Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.

(c)             Temporary Antenna. Provided Tenant obtains all governmental permits and approvals required by the applicable governmental authorities and Tenant otherwise complies with the provisions of Section 10 of the Lease, Tenant shall have a license to place upon the roof of the Building one (1) small antenna. Any such installation shall be made in accordance with the plans and specifications approved in advance by Landlord. If Tenant’s installation will require any roof penetrations, then Tenant shall, at its cost, use Landlord’s roofing contractor to make such penetrations. Such antenna shall be installed in a location which is approved by Landlord and substantially shielded from visibility from the principal frontages of the Building and in such a manner that it does not void or affect Landlord’s coverage under any roof warranty. Tenant shall be solely responsible for maintaining such antenna and any related equipment and operating it in accordance with applicable laws, including, without limitation, regulations promulgated by the Federal Communications Commission. Tenant shall be responsible for, and shall indemnify, defend, and hold Landlord harmless from any loss or damage to the Building caused by installing, maintaining, repairing, removing and/or replacing such antenna and any related equipment. If Landlord needs to make repairs and/or perform maintenance to the roof pursuant to its obligations under the Lease, Tenant, at its sole cost and expense, shall relocate such antenna and any related equipment. On or before the expiration of the Lease, Tenant shall, at its costs, remove the antenna and any related equipment and make any repairs in connection with such removal.

4

10.             Signage. On or before the Expansion Space Commencement Date, Landlord will install Building standard suite and directory signage with respect to the Expansion Space at its cost.

11.             Early Access to Expansion Space. During any period that Tenant shall be permitted to enter the Expansion Space prior to the Expansion Space Commencement Date (e.g., to perform inspections), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or as to the Expansion Space. If Tenant takes possession of the Expansion Space prior to the Expansion Space Commencement Date for any reason whatsoever (other than the performance of work in the Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay the Base Rent and any additional rent applicable to the Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Expansion Space Commencement Date.

12.             Estoppel. Tenant represents and warrants to Landlord that as of the date of this Amendment:

(a)             Landlord is not in default under the Lease and no event has occurred which, with the giving of notice or passing of time, or both, would constitute a default by Landlord under the Lease;

(b)             Notwithstanding anything in the Lease to the contrary, Tenant does not have any defenses or offsets to the payment of Rent and performance of its obligations under the Lease as and when the same becomes due;

(c)             All of Landlord’s construction obligations with respect to the Original Premises have been fully satisfied; and

(d)             Tenant has been paid the Moving Allowance.

13.             Miscellaneous.

(a)             This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, moving allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

5

(b)             Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c)             In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

(d)             Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

(e)              Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, except Mark Tabak of Cushman & Wakefield. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment, except Kris Kalmbach of Cushman & Wakefield. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

(f)             This Amendment may be executed in counterparts, together which shall constitute a single instrument. This Amendment may be executed by facsimile or “pdf”/electronic signatures.

(g)              To Landlord’s actual knowledge, the property and improvements being leased or rented pursuant to this Amendment have not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect the Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease.

(h)             Tenant agrees to cooperate with Landlord’s energy consumption disclosure requirements under California’s Nonresidential Building Energy Use Disclosure Program and with the requirements under any other existing or future energy conservation or sustainability programs applicable to the premises, including without limitation those of the U.S. Green Building Council’s LEED rating system, or which may be imposed on Landlord by law. Tenant shall within ten (10) days after receipt of Landlord’s written request therefor, provide any and all written consents to utility companies providing services to the premises required to authorize such utility companies to release energy usage data for the premises to the EPA’s ENERGY STAR® program Portfolio Manager website for use by the Landlord, or to such other sites or parties as required for the Landlord’s compliance with the applicable program.

6

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

Maidu Investments, LLC,	MyECheck Inc.,
a California limited liability company	a Delaware corporation

By: /s/ Matthew E. Russell	By: /s/ Edward R. Starrs
Name: Matthew E. Russell	Name: Edward R. Starrs
Title: CEO	Title: President

7

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

NEED TO SHOW ELECTRICAL OUTLETS.

*Space plan is not to scale.

A-1

EXHIBIT B

WORK LETTER

1.             Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Expansion Space in accordance with the following work list (the “Work List”) using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Work List are hereinafter referred to as the “Landlord’s Work”. Landlord shall enter into a direct contract for the Landlord’s Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord’s Work.

WORK LIST

A.	Construct three (3) new private offices (with sidelights if possible) in the location and with the dimensions shown on Exhibit A.

B.	Install new Building standard carpet and baseboards in the Expansion Space.

C.	Install doors to the break room and IT room as shown on Exhibit A.

D.	Install electrical outlets in the locations shown on Exhibit A.

E.	Paint two walls in the Expansion Space with accent colors; Tenant shall inform Landlord within five (5) days after the Effective Date of the names of the accent colors and the walls to be painted; if Tenant does not notify Landlord within said 5-day period, then Landlord may select the accent colors and walls in its sole discretion and Tenant agrees to accept the same.

2.             All other work and upgrades, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as additional rent under the Lease. Tenant shall be responsible for any tenant delay in completion of the Expansion Space resulting from any such other work and upgrades requested or performed by Tenant.

3.             Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant’s use.

4.             This “Exhibit B” shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Original Premises or any additions to the Premises in the event of a renewal or extension of the term of the Lease, whether by any options under the Lease or otherwise.

B-1